Exhibit 15.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

To:	Amber International Holding Limited
1 Wallich Street
#30-02 Guoco Tower
Singapore 078881

13 May 2026

Dear Sirs

Amber International Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Amber International Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (“Form 20-F”).

We hereby consent to the reference of our name under the headings “Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation” in the Form 20-F, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Amber International Holding Limited’s registration statements on Form S-8 (File No. 333-225568) that was filed on 12 June 2018, Form S-8 (File No. 333-227747) that was filed on 9 October 2018, Form S-8 (File No. 333-253596) that was filed on 26 February 2021, and Form S-8 (File No. 333-288385) that was filed on 27 June 2025. We also consent to the filing of this consent letter as an exhibit to the annual report on the Form 20-F.

Yours faithfully

/s/ Travers Thorp Alberga
TRAVERS THORP ALBERGA